Exhibit 8

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned to cooperate in the preparation and filing of Amendment No. 14 to Schedule 13D filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $0.01 per share, of Rice Energy Inc., a Delaware corporation (the “Issuer”) and any further amendments thereto. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Amendment No. 14 to Schedule 13D and any further amendments thereto, and for completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

In witness whereof, the undersigned have executed this agreement as of November 9, 2017.

RICE ENERGY 2016 IRREVOCABLE TRUST

/s/ Andrew L. Share
Name:	Andrew L. Share
Title:	Trustee

/s/ Andrew L. Share
Andrew L. Share

/s/ Daniel J. Rice III
Daniel J. Rice III

/s/ Daniel J. Rice IV
Daniel J. Rice IV

/s/ Derek A. Rice
Derek A. Rice

/s/ Toby Z. Rice
Toby Z. Rice